Exhibit 5.1

CONYERS

CONYERS DILL & PEARMAN LIMITED

Clarendon House, 2 Church Street

Hamilton HM 11, Bermuda

Mail: PO Box HM 666, Hamilton HM CX, Bermuda

T +1 441 295 1422

conyers.com

21 October, 2019

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Dear Sirs,

Re: Tsakos Energy Navigation Limited (the “Company”)—Form F-3

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form F-3 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) October 21, 2019 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the shelf registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of 11,666,666 common shares, par value US$1.00 each (“Common Shares”), that may be sold by or on behalf of the selling shareholder of the Company named therein (such Common Shares, the “Resale Shares”) or its donees, pledgees, transferees or other successors in interest.

For the purposes of giving this opinion, we have examined a copy of (i) the Registration Statement, (ii) the registration rights agreement dated September 25, 2019, between the Company and AY Tank Limited and (iii) the executed certificate of designations setting out the terms and rights of the Series G Redeemable Convertible Perpetual Preferred Shares of the Company dated September 25, 2019 (the “Certificate of Designation”).

Tsakos Energy Navigation Limited

21 October 2019

We have also reviewed the following documents each certified by the Secretary of the Company on October 18, 2019: (a) memorandum of association and the bye-laws of the Company (together, the “Constitutional Documents”); (b) extracts from minutes of meetings of the Company’s directors held on each of 28 September, 2005 and September 23, 2019, respectively (together, the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below. For the purposes of our opinion paragraph 2 below, we have reviewed and relied upon the register of members of the Company dated October 17, 2019, certified by the Computershare Trust Company, N.A., the Company’s transfer agent and registrar. We have also reviewed the Company’s certificate of compliance issued by the Registrar of Companies of Bermuda on October 18, 2019.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and the Rights Agreement and other documents reviewed by us, (d) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (e) the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Resale Shares, and the due execution and delivery thereof by each such party thereto, and (f) that none of the parties to such documents carries on business from premises in Bermuda at which it employs staff and pays salaries and other expenses.

The obligations of the Company in connection with the Resale Shares and any other agreement or document relating thereto (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, and (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction.

Tsakos Energy Navigation Limited

21 October 2019

Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

“Non-assessability” is not a legal concept under Bermuda law, but when we describe the Resale Shares herein as being “non-assessable” we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Common Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such shares and no member shall be bound by an alteration in the Constitutional Documents after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Common Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offer and sale of the Resale Shares as described therein and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing we are of the opinion that:

1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.

Upon conversion of the Series G Redeemable Convertible Perpetual Preferred Shares of the Company in accordance with the Certificate of Designation, the Resale Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited